Exhibit 99.2

Windtree Therapeutics Announces the Sale of its Cardiovascular Biotech Pipeline Drug Candidates

Seismic Pharmaceutical Holdings, LLC acquires the cardiovascular assets and will pay Windtree 20% of any milestone payments, royalty payments or similar economic interests (including all global commercial net revenues)

Windtree would receive a payment of $700,000 from Seismic Pharmaceutical Holdings contingent on a financing round resulting in gross cash proceeds of at least $10,000,000

Additionally, Windtree transfers certain cardiovascular development payables to Seismic Pharmaceutical Holdings

WARRINGTON, PA – December 23, 2025 – Windtree Therapeutics, Inc. (“Windtree” or “the Company”) (OTCID: WINT), a diversified company with several divisions and focused on becoming a revenue generating company, announced that it has signed an agreement for the sale of its cardiovascular drug candidates to Seismic Pharmaceutical Holdings, LLC. (“SPH”), a private investment group based in North Carolina, USA.

Windtree is entitled to 20% of any future proceeds received by SPH. This would include global commercial net revenue in acute heart failure (AHF) if approved by regulatory authorities. There were 2.1 and 2.7 million AHF hospital admissions in 2022 in the US and EU respectively. Windtree believes that the AHF global drug market value is in the billions of dollars. If the buyer conducts a financing of at least $10MM to fund development of the assets, Windtree would receive a payment of $700k from the proceeds. Additionally, as part of the agreement, Windtree will transfer certain cardiovascular drug candidate development payables to SPH.

“We are pleased to have the rights for 20% of future proceeds for the cardiovascular drug candidates, non-dilutive cash contingent on a future financing of at least $10MM and the transfer of substantial development payables to the buyer,” said Jed Latkin, Chief Executive Officer of Windtree. “We are proud of the work Windtree has done to develop the drug candidates and to enter into an agreement where there is no more obligation for our Company to fund development while receiving rights to potentially significant future payments from proceeds. Additionally, Patients and providers need AHF drug innovation and we believe these drug candidates represent innovation.”

For more information, see our public filings at www.windtreetx.com.

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a diversified company with several divisions and focused on becoming a revenue generating company with future profitability.

About Seismic Pharmaceutical Holdings, LLC

Seismic Pharmaceutical Holdings, LLC, is a private investment group based in North Carolina, USA.

Forward Looking Statements

The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: risks related to the Company’s ability to begin its environmental services business and manage costs and execute on its operational and budget plans. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com